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                                                                   EXHIBIT 10.95



                                     ANNEX A
                           TO PARTICIPATION AGREEMENT

                         RULES OF USAGE AND DEFINITIONS

                                 RULES OF USAGE

        The following rules of usage shall apply to this Annex A and the Operative Agreements (and each appendix, schedule, exhibit and annex to the foregoing) unless otherwise required by the context or unless otherwise defined therein:

        A. Except as otherwise expressly provided, any definitions defined herein or in any other document shall be equally applicable to the singular and plural forms of the terms defined.

        B. Except as otherwise expressly provided, references in any document to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in or to such document.

        C. The headings, subheadings and table of contents used in any document are solely for convenience of reference and shall not constitute a part of any such document nor shall they affect the meaning, construction or effect of any provision thereof.

        D. References to any Person shall include such Person, its successors and permitted assigns and transferees.

        E. Except as otherwise expressly provided, reference to any agreement means such agreement as amended, modified, extended or supplemented from time to time in accordance with the applicable provisions thereof.

        F. Except as otherwise expressly provided, references to any law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor.

        G. When used in any document, words such as "hereunder," "hereto," "hereof" and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

        H. References to "including" means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

        I. Each of the parties to the Operative Agreements and their counsel have reviewed and revised, or requested revisions to, the Operative Agreements, and the usual rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Operative Agreements and any amendments or exhibits thereto.




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                                   DEFINITIONS

        "ABR" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1.0%) equal to the greatest of (a) the Base Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus fifty (50) basis points (0.50%). For purposes hereof, "BASE RATE" shall mean the rate of interest per annum publicly announced from time to time by The Bank of Nova Scotia as its base rate in effect in the United States at its principal office in New York City (the Base Rate not being intended to be the lowest rate of interest charged by The Bank of Nova Scotia in connection with extensions of credit to debtors); each change in the Base Rate shall be effective on the date such change is publicly announced as effective. "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized national standing selected by it. If for any reason the Agent shall have determined that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

        "ABR HOLDER ADVANCES" shall mean those Holder Advances the Holder Yield applicable to which is based upon the ABR.

        "ABR LOANS" shall mean those Loans the rate of interest applicable to which is based upon the ABR.

        "ACCOUNT" shall mean the account designated by Agent to which all payments of Basic Rent and of Supplemental Rent shall be made. The Account shall be as set forth on Schedule 1.9 to the Participation Agreement or as otherwise designated in writing by Agent.

        "ACQUISITION" shall mean any transaction, or any series of related transactions by which Lessee or any of its Subsidiaries directly or indirectly
(a) acquire all or substantially all of any ongoing business or all or substantially all of the assets of any corporation, limited liability company, partnership, joint venture, firm, association or division of any of the foregoing, whether through purchase of assets, merger or otherwise, (b) acquire (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the stock of a corporation having ordinary voting power for the election of directors of such corporation or (c) acquires control of fifty percent (50.0%) or more of the ownership interest in any other type of entity listed in this definition.

        "ADJUSTED EBITDA" shall mean the sum of the following, as determined for Lessee and its Subsidiaries on a consolidated basis in accordance with GAAP, where applicable, as of the last day of each Fiscal Quarter: (a) aggregate net income for the immediately preceding




                                       2.
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four (4) Fiscal Quarters ending as of that day plus (1) to the extent deducted from gross revenues in computing such net income (A) interest expense, (B) tax expense, (C) depreciation, amortization of goodwill, software development expenses and other intangibles of any kind and (D) post-closing, non-cash restructuring charges taken in conjunction with, and within three (3) months following the closing of, each Acquisition minus (2) (A) software development expenses capitalized during such period and minus (B) capital expenditures during such period.

        "ADJUSTED LIBOR" shall mean, as applicable to any Interest Period a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/16 of 1.0%) by dividing (a) the applicable LIBOR for such Interest Period by (b) 1.00 minus a percentage (expressed as a decimal) equal to the then current maximum Eurocurrency Reserve Requirements.

        "ADVANCE" or "ADVANCES" shall mean a Loan and a Holder Advance, or Loans and Holder Advances, as applicable, in each case made pursuant to Section 1 of the Participation Agreement to pay Project Costs.

        "AFFILIATE" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

        "AFTER TAX BASIS" shall mean, with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all taxes required to be paid (calculated at the maximum marginal rate then generally applicable to U.S. corporations) by the recipient (less any tax savings realized and the present value of any tax savings projected to be realized by the recipient as a result of the payment of the indemnified amount) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

        "AGENT" shall mean The Bank of Nova Scotia, in its capacity as the agent on behalf and for the benefit of the Lenders, and, with respect to the Security Documents, in its capacity as agent on behalf and for the benefit of the Lenders and the Holders, to the extent of each such Person's respective interest therein, and in its capacity as the Sole Lead Arranger.

        "AGGREGATE COMMITMENT AMOUNT" shall mean, on any date, up to $65,000,000, as such amount may have been reduced pursuant to the terms and conditions contained in the Participation Agreement.

        "APPLICABLE MARGIN" shall mean as to any Loan, thirty (30) basis points (0.30%) per annum, and as to any Holder Advance, one hundred (100) basis points (1.00%) per annum.

        "APPRAISAL" shall mean, with respect to any Property, an appraisal of the Property, prepared by a reputable independent appraiser acceptable to the Agent, as if improved in accordance with the applicable Plans and Specifications, which, in the judgment of the Agent in consultation with its counsel, as of each Property Closing Date, complies with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other applicable Legal




                                       3.
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Requirements. The Appraisal shall state the Fair Market Sales Value of such
Property and an estimate of the value thereof at the end of the Term.

        "APPRAISAL PROCEDURE" shall have the meaning given such term in Section
21.4 of the Lease.

        "APPURTENANT RIGHTS" shall mean (a) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to the Land or the Improvements, including the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Land, and (b) all permits, licenses and rights, whether or not of record, appurtenant to the Land.

        "ASSIGNMENT OF LEASE" shall mean, individually and collectively, each Assignment of Leases and Rents, dated as of the applicable Property Closing Date, executed by the Trust in favor of the Agent, on behalf and for the benefit of the Lenders and the Holders, as amended, supplemented, modified or restated from time to time in accordance with the terms thereof or any other Operative Agreement.

        "ASSIGNMENT OF PURCHASE AGREEMENT" shall mean, individually and collectively, each Assignment of Purchase Agreement, dated as of the applicable Property Closing Date, between the Lessee and the Trust.

        "AVAILABLE COMMITMENTS" shall mean the sum of the Available Lender Commitments and the Available Holder Commitments.

        "AVAILABLE HOLDER COMMITMENT" shall mean, as to each Holder at any time, an amount equal to the excess, if any, of (a) the amount of such Holder's Holder Commitment over (b) the aggregate amount of the Holder Advances made by the Holder as of such date (whether or not any amount of the Holder Advances have been repaid).

        "AVAILABLE LENDER COMMITMENT" shall mean, as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Lender Commitment over (b) the aggregate principal amount of all Loans made by such Lender as of such date (whether or not any such Loans have been repaid).

        "BANKRUPTCY EVENT" shall mean a Default or Event of Default described in Sections 17.1(f) or (g) of the Lease.

        "BASE RATE" shall have the meaning set forth in the definition of the term "ABR."

        "BASIC RENT" shall mean the sum of (a) the Debt Basic Rent and (b) the Lessor Basic Rent, calculated as of the applicable date on which Basic Rent is due.

        "BOARD" shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).




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        "BORROWER" shall mean the Trust, in its capacity as borrower under the
Credit Agreement.

        "BUDGET" shall mean, with respect to any Property, the Estimated Project Costs to be incurred in connection therewith, attached as Schedule 3 to the applicable Construction Agency Agreement Supplement, as modified from time to time in accordance with the terms of the Construction Agency Agreement or any other Operative Agreement.

        "BUILDINGS" shall mean the collective reference to the office and other commercial buildings to be constructed on the Land, together with any Equipment.

        "BUILD-TO-SUIT PROPERTY" shall mean any Property on which Improvements are contemplated and/or are currently under construction.

        "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Wilmington, Delaware are authorized or required by law to close, and in the case of a LIBOR Advance, any day on which dealings in Dollar deposits are carried on in the interbank Eurodollar market and on which commercial banks are open for domestic business in the location of the Agent's LIBOR office, which currently is London.

        "CAPITAL LEASE" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

        "CAPITALIZED HOLDER YIELD" shall mean, as of any date, an amount equal to Holder Yield, which amount has been capitalized pursuant to Section 1.6 of the Participation Agreement.

        "CAPITALIZED INTEREST" shall mean, as of any date, an amount equal to interest on the Loans, which amount has been capitalized pursuant to Section 2.3(b) of the Credit Agreement.

        "CAPITALIZED LEASE OBLIGATIONS" shall mean all obligations under Capital Leases of any Person, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

        "CASH BALANCE" shall mean, as determined at any time for the Lessee and its Subsidiaries on a consolidated basis in accordance with GAAP, the sum of (a) the unrestricted, unencumbered cash at such time and (b) the market value of unrestricted, unencumbered cash equivalents and short-term marketable securities.

        "CASUALTY" shall mean any damage or destruction of all or any portion of any Property as a result of fire or other casualty.

        "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of-1980, 42 U.S.C. Sections 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.




                                       5.
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        "CERTIFICATE" shall have the meaning set forth in Article I of the Trust
Agreement.

        "CLAIMS" shall mean any and all actions, suits, penalties, claims and demands and reasonable out-of-pocket liabilities, losses, costs and expenses (including reasonable attorney's fees and expenses) of any nature whatsoever.

        "CLOSING DATE" shall mean the date on which the conditions precedent to the Lenders' obligation to make the initial Loans and the Holders' obligation to make the initial Holder Advances set forth in Section 5.1 of the Participation Agreement are satisfied or waived; provided, however, that the Closing Date shall not occur later than April 9, 2001.

        "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

        "COLLATERAL" shall mean all assets of the Lessor or the Lessee, now owned or hereafter acquired, upon which a Lien is purported to be created by the Security Documents, and shall include all Collateral and Pledged Collateral under the Pledge Agreement.

        "COLLATERAL AGENT" shall mean The Bank of Nova Scotia, acting in its capacity as such under the Pledge Agreement, and any successor Collateral Agreement appointed pursuant to the Pledge Agreement.

        "COLLATERAL ASSIGNMENT OF OPTION" shall mean the collateral assignment of option relating to the Springfield Property.

        "COMMITMENT" shall mean, (a) as to any Lender, the obligation of such Lender to make Loans to the Lessor under the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.1 to the Credit Agreement, and (b) as to any Holder, the obligation of the Holder to make the Holder Advances under the Participation Agreement in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Holder's name on Schedule 1.2 to the Participation Agreement.

        "COMMITMENT FEE" shall mean a fee calculated by applying a rate per annum of thirty (30) basis points (0.30%) to the undrawn Aggregate Commitment Amount.

        "COMMITMENT PERCENTAGE" shall mean, as to any Participant at any time, the percentage which such Participant's Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Participant's Loans or aggregate amount of such Participant's Holder Advances then outstanding constitutes of the aggregate principal amount of all Loans and aggregate amount of all Holder Advances then outstanding).

        "COMMITMENT PERIOD" shall mean the period from and including the Closing Date to but not including the earliest of (a) the final Completion Date, (b) the Commitment Termination Date, (c) the date on which an acceleration occurs pursuant to Section 17 of the Lease or (d) the Commitments are terminated pursuant to Article IV or V of the Construction Agency Agreement or Article XVI or XVII of the Lease.




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        "COMMITMENT TERMINATION DATE" shall mean the date which is one (1) year and one hundred eighty-two (182) days after the Closing Date.

        "COMMONLY CONTROLLED ENTITY" shall mean an entity, whether or not incorporated, which is under common control with the Lessee within the meaning of Section 4001 of ERISA or is part of a group which includes the Lessee and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of determining liability under Section 412 of the Code, which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

        "COMPANY OBLIGATIONS" shall mean and include all liabilities and obligations owed by the Lessee under any of the Operative Agreements of every kind and description and however arising (whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising), including the obligation of the Lessee to pay Rent, to pay the Maximum Residual Guarantee Amount, indemnity amounts, the Purchase Option Price and/or Lease Balance and to pay all interest, fees, charges, expenses and attorneys' fees chargeable to the Lessee or payable by the Lessee under the Operative Agreements.

        "COMPLETION" shall mean, with respect to any Improvements constructed on any Property, the time at which the conditions set forth in Section 5.4 of the Participation Agreement shall have been satisfied.

        "COMPLETION DATE" shall mean, with respect to any Property, the date on which Completion has occurred.

        "CONDEMNATION" shall mean any taking or sale of the use, access, occupancy, easement rights or title to any Property or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual eminent domain proceeding or other taking of action by any Person having the power of eminent domain, including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, any Property, or alter the pedestrian or vehicular traffic flow to any Property so as to result in a change in access to such Property, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action.

        "CONSENT TO ASSIGNMENT OF LEASES AND RENTS" shall mean the Consent to Assignment of Leases and Rents, dated as of the applicable Property Closing Date, from the Lessee to the Agent, as it may be amended, supplemented, modified or restated from time to time in accordance with the terms thereof or of any other Operative Agreement.

        "CONSENT TO CONTRACT ASSIGNMENT" shall mean the Consent to Contract Assignment, dated as of the Closing Date, from the Construction Agent to the Agent, as it may be amended, supplemented, modified or restated from time to time in accordance with the terms thereof or of any other Operative Agreement.

        "CONSTRUCTION AGENCY AGREEMENT" shall mean the Construction Agency Agreement, dated as of March 30, 2001, between the Construction Agent and the Trust, as the same may be amended, supplemented, modified or restated from time to time in accordance with the terms thereof or of any other Operative Agreement.




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        "CONSTRUCTION AGENCY AGREEMENT EVENT OF DEFAULT" shall have the meaning set forth in Section 5.1 the Construction Agency Agreement.

        "CONSTRUCTION AGENCY AGREEMENT SUPPLEMENT" shall mean any Construction Agency Agreement Supplement, dated as of the applicable Property Closing Date, between the Construction Agent and the Trust, covering the development of the Property described therein, as the same may be amended, supplemented, modified or restated from time to time in accordance with the terms thereof or of any other Operative Agreement.

        "CONSTRUCTION AGENT" shall mean Symantec Corporation, a Delaware corporation, as construction agent under the Construction Agency Agreement.

        "CONSTRUCTION COMMENCEMENT DATE" shall mean, with respect to any Property, the date on which construction of the Improvements to be built thereon commences.

        "CONSTRUCTION CONTRACT" shall mean each contract or agreement relating to the construction of the Improvements on any Property or the procurement and/or supply of Equipment or supplies utilized in connection therewith entered into by Lessee or Construction Agent.

        "CONSTRUCTION PERIOD" shall mean, with respect to any Property, the period commencing on the initial Property Closing Date and ending on the earlier to occur of (a) the final Completion Date and (b) the Commitment Termination Date.

        "CONSTRUCTION PERIOD MAXIMUM RECOURSE AMOUNT" shall mean, with respect to any Property, as of any date with respect to any such Property, an amount equal to the sum of (a) the then-expended Property Acquisition Costs, if any, plus (b) 89.95% of the Project Costs properly capitalized as "Project Costs" under GAAP incurred as of such date (after having adjusted Project Costs for any Force Majeure Costs as provided in the definition of "Force Majeure Costs," for any Rent paid on Advances made in respect of Force Majeure Costs and for the remediation of any Force Majeure Event), minus any payments previously paid by the Construction Agent which have been future valued to such point in time.

        "CONTINGENCY RESERVE" means, with respect to the Budget, line items identified as the "contingency reserve" for any Property.

        "CONTINGENT OBLIGATIONS" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other monetary obligations ("PRIMARY OBLIGATIONS") of any other Person in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, or (e) otherwise to assure or hold harmless the owner of such primary




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obligation against loss in respect thereof; provided, however, that the term
Contingent Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) guarantees made by a Person of the obligations of a Subsidiary or Affiliate of such Person which do not constitute Indebtedness of such Subsidiary or Affiliate and are incurred in the ordinary course of business of such Subsidiary or Affiliate. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

        "CONTRACT ASSIGNMENT" shall mean the Contract Assignment, dated as of the Closing Date, executed by the Lessor in favor of the Agent, for the benefit of the Lenders and the Holders, as it may be amended, supplemented, modified or restated from time to time in accordance with the terms thereof or of any other Operative Agreement.

        "CONTRACTUAL OBLIGATION" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "CONTROL" shall mean (including the correlative meanings of the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, the possession directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and such Person is consolidated in the financial statements of such controlling person in accordance with GAAP.

        "CREDIT AGREEMENT" shall mean the Credit Agreement, dated as of March 30, 2001, among the Lenders, the Trust and the Agent, as it may be amended, supplemented, modified or restated from time to time in accordance with the terms thereof or of any other Operative Agreement.

        "CREDIT AGREEMENT EVENT OF DEFAULT" shall have the meaning set forth in
Section 6.1 of the Credit Agreement.

        "CREDIT DOCUMENTS" shall mean the Credit Agreement, the Notes, the Lease, the Participation Agreement and the Security Documents.

        "DEBT BASIC RENT" shall mean the interest due on the Loans on any Specified Interest Payment Date pursuant to the Participation Agreement.

        "DEED" shall mean those deeds, dated as of each Property Closing Date, conveying the Property or Properties, as applicable, from the existing owner of such Property or Properties to the Lessor.

        "DEED OF TRUST" shall mean, individually or collectively, the deeds of trust, mortgages, fixture filings and/or other security documents determined appropriate by the Agent, or required by the rules of local jurisdictions, dated as of each Property Closing Date, encumbering the




                                       9.

Property and the Lease thereon, executed by the Lessor in favor of the Agent (in form and substance appropriate for recording), as the same may be supplemented, amended, modified or restated from time to time in accordance with the Operative Agreement.

        "DEFAULT" shall mean any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

        "DEPOSITORY BANK" shall have the meaning set forth in Section 1.2.11 of the Pledge Agreement.

        "DEPOSIT DATE" shall have the meaning set forth in Section 4.4 of the Participation Agreement.

        "DEPOSIT TAKER" shall have the meaning set forth in Section 1.2.9 of the Pledge Agreement.

        "DOLLARS" and "$" shall mean dollars in lawful currency of the United States of America.

        "ELIGIBLE LENDER" and "ELIGIBLE HOLDER" shall mean (a) a commercial bank organized under the laws of the United States, or any State thereof, and having combined capital and surplus of $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development ("OECD"), or a political subdivision of any such country, and having a combined capital and surplus of $100,000,000; provided, however, that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD or the Cayman Islands; provided, further, that such bank is entitled to a zero percent (0.0%) United States withholding tax rate; (c) the central bank of any country which is a member of the OECD (provided that such bank is entitled to a zero percent (0.0%) United States withholding tax rate);
(d) a finance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) organized under the laws of the United States, or any state thereof, that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having a combined capital and surplus of $100,000,000; (e) an insurance company organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of $100,000,000; (f) any Lender party to this Agreement; (g) any Affiliate of a Lender; and (h) any other Person approved by the Agent, Lessee, and the Borrower, such approval not to be unreasonably withheld; provided, however, that an Affiliate of the Lessee shall not qualify as an Eligible Lender or Eligible Holder.

        "EMPLOYEE BENEFIT PLAN" shall mean an employee benefit plan (within the meaning of Section 3(3) of ERISA, including any multiemployer plan (within the meaning of Section 3(37)(A) of ERISA)), or any "PLAN" as defined in Section 4975(e)(1) of the Code and as interpreted by the Internal Revenue Service and the Department of Labor in rules, regulations, releases or bulletins in effect on March 30, 2001.

        "ENVIRONMENTAL AUDIT" shall mean, (a) with respect to the Springfield Property, the Phase I Environmental Site Assessment, dated February 6, 2001, and any additional environmental studies or audits prepared by the Environmental Engineer relating to such




                                      10.
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Property, and (b) with respect to any other Property or Properties, the "Phase
I" report relating to such Property or Properties, and any additional environmental studies or audits prepared by the Environmental Engineer relating to such Property or Properties.

        "ENVIRONMENTAL COSTS" shall have the meaning set forth in Section 17.6(e) of the Lease.

        "ENVIRONMENTAL ENGINEER" shall mean (a) with respect to the Springfield Property, Kleinfelder and (b) with respect to any other Property or Properties, any other environmental engineer approved by Agent in its sole and absolute discretion.

        "ENVIRONMENTAL LAW" shall mean, whenever enacted or promulgated, any federal, state, county or local law, statute, ordinance, code, rule, regulation, license, permit, authorization, approval, covenant, administrative or court order, judgment, decree, injunction, code or requirement or any agreement with a Governmental Authority applicable to any Property:

               (a) relating to pollution (or the cleanup, removal, remediation or encapsulation thereof, or any other response thereto), or the regulation or protection of human health or safety or the environment, including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life, or

               (b) concerning exposure to, or the use, containment, storage, recycling, treatment, generation, discharge, emission, Release or threatened Release, transportation, processing, handling, labeling, containment, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity,

        in each case as amended and as now or hereafter in effect, and any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries (whether personal or property) or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance, whether such common law or equitable doctrine is now or hereafter recognized or developed. Applicable laws include CERCLA; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321; the Refuse Act, 33 U.S.C. Sections 401 et seq.; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300 et seq.; and the Occupational Safety and Health Act of 1970, and their state and local counterparts or equivalents.

        "ENVIRONMENTAL VIOLATION" shall mean any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law or results in a written complaint or other written claim from a Governmental Authority with respect to any applicable Environmental Law.

        "EQUIPMENT" shall mean equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by using




                                      11.

the proceeds of the Loans and the Holder Advances and now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of any Property, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, artwork, toilets, carpets, rugs, storm doors and windows, shelving, furniture and furnishings, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), televisions, computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, fittings and fixtures of every kind and description.

        "EQUITY PROCEEDS" shall mean the aggregate cash proceeds from and after March 30, 2001 from the sale of any equity interests in the Lessee or its Subsidiaries in a public offering, but not including the issuance of any stock issued in connection with acquisitions of other entities or purchased by employees of the Lessee or its Subsidiaries or its Affiliates.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA AFFILIATE" shall mean each entity required to be aggregated with the Lessee pursuant to the requirements of Section 414(b) or (c) of the Code.

        "ESTIMATED PROJECT COSTS" shall mean an amount equal to the aggregate amount which the Construction Agent in good faith expects to be expended in order to achieve Completion with respect to Improvements for any Property, including Project Costs comprised of Capitalized Interest and Capitalized Holder Yield during the Construction Period.

        "EUROCURRENCY RESERVE REQUIREMENTS" shall mean for any day as applied to a LIBOR Loan or LIBOR Holder Advance, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "EUROCURRENCY LIABILITIES" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

        "EVENT OF DEFAULT" shall mean a Lease Event of Default, a Construction Agency Agreement Event of Default, or a Credit Agreement Event of Default.

        "EXCEPTED PAYMENTS" shall mean:

               (a) all indemnity payments (including indemnity payments made pursuant to Section 11 of the Participation Agreement), whether made by adjustment to Basic Rent or otherwise, to which any Indemnified Person is entitled; provided, that during the Construction Period, indemnity payments made to the Lessor pursuant to Sections 11.1(b), 11.2, 11.3(a),




                                      12.

11.6(a) and 11.8(a) of the Participation Agreement for Losses of the Lessor arising out of its indemnification obligations under Section 11.11 of the Participation Agreement shall not constitute Excepted Payments;

               (b) any amounts (other than Basic Rent, Lease Balance, Permitted Lease Investment Balance or Purchase Option Price) payable under any Operative Agreement to reimburse the Lessor or any of its Affiliates (including the reasonable expenses of the Lessor incurred in connection with any such payment) for performing or complying with any of the obligations of the Lessee under and as permitted by any Operative Agreement;

               (c) any amount payable to any Holder by any transferee of the interest of such Holder as the purchase price of such Holder's interest in the Holder Advances (or a portion thereof);

               (d) any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies other than such proceeds or payments payable to the Lessee;

               (e) any insurance proceeds under policies maintained by Lessor;

               (f) Transaction Expenses or other amounts or expenses paid or payable to or for the benefit of the Lessor;

               (g) all right, title and interest of the Lessor to any Property, any portion thereof or any other property to the extent any of the foregoing has not been otherwise purchased by the Lessee or a third party pursuant to the terms of the Lease;

               (h) all payments in respect of the Holder Advances and the Holder Yield;

               (i) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (h) above; and

               (j) any rights of the Lessor to demand, collect, sue for or otherwise receive and enforce payment of any of the foregoing amounts.

        "EXCULPATED PERSON" shall have the meaning set forth in Section 9.15 of the Credit Agreement.

        "EXPIRATION DATE" shall mean, with respect to the Lease, the earlier of the date the Lease shall have been terminated in accordance with the provisions of the Lease or any of the other Operative Agreements and the Maturity Date.

        "FAIR MARKET SALES VALUE" shall mean the amount, which in any event shall not be less than zero, that would be paid in cash in an arm's-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of any Property. Fair Market Sales Value shall be determined based on the assumption that, except for purposes of Section 21.3 of the Lease, each Property is in the condition and state of repair required under




                                      13.

Section 10.1 of the Lease and that the Lessee is in compliance with the other requirements of the Operative Agreements.

        "FEDERAL FUNDS EFFECTIVE RATE" shall have the meaning set forth in the definition of the term "ABR."

        "FEE LETTER" shall mean the fee letter dated as of February 22, 2001 among the Lessee, Scotiabanc Inc. and The Bank of Nova Scotia.

        "FINAL POST-CONSTRUCTION TERM COMMENCEMENT DATE" shall mean the later to occur of (a) the Post-Construction Term Commencement Date of the Springfield Property and (b) the Post-Construction Term Commencement Date of the Newport News Property.

        "FINANCING PARTY" shall mean, collectively, the Agent, each Holder and each Lender.

        "FISCAL QUARTER" shall mean each fiscal quarter of the Lessee ending on the Friday closest to the last day of each June, September, December and March.

        "FIXTURES" shall mean all fixtures relating to the Buildings or the other Improvements, including all components thereof, located in or on the Buildings or the other Improvements, together with all replacements, modifications, alterations and additions thereto.

        "FORCE MAJEURE COSTS" shall mean all losses, costs and expenses arising out of a Force Majeure Event, less the amount of all proceeds paid to the Lessor or the Agent under any builder's risk or force majeure insurance policies maintained under the Construction Agency Agreement with respect to such Force Majeure Event and exclusive of any Rent payable on Advances made to pay such losses, costs and expenses.

        "FORCE MAJEURE EVENT" shall mean the occurrence of one or more of the following events during the Construction Period that causes damage to any Property or delay in the construction of the Improvements and that (a) occur beyond the direct or indirect control of the Lessee (including any subcontractors or Lessee Persons acting as the Lessee's agents), (b) are unrelated to the construction of any Property, and (c) could not have been avoided by the Lessee or any Lessee Person, including flood, earthquake, hurricane, cyclone, tornado or other acts of God, civil unrest, insurrection or other acts of the public enemy.

        "FULL RECOURSE CONSTRUCTION PERIOD EVENT OF DEFAULT" means the occurrence of any of the following:

               (a) any fraudulent or illegal act or omission of Lessee, Construction Agent, any Lessee Person or any of their respective Affiliates in connection with (i) the negotiation, execution, delivery, consummation and/or performance of any Operative Agreement or any Construction Contract or (ii) the acquisition, design, development, construction, installation or operation of any Property;

               (b) the misapplication of any Advance or any portion thereof or any other funds made available to Lessee or Construction Agent or any of their respective Affiliates under any Operative Agreement;




                                      14.

               (c) a Bankruptcy Event; or

               (d) Lessee, Construction Agent or any Lessee Person or any of their respective Affiliates shall willfully breach any of their respective obligations, covenants, representations or warranties under any Operative Agreement or any Construction Contract or other contractual agreement or Governmental Action relating to any Property, or any construction or development thereof.

        "FUNDING DATE" shall mean a Business Day on which the Lessor, on behalf of the Construction Agent, requests the Lenders pursuant to a Requisition delivered to the Trust and the Agent pursuant to Section 4.2 of the Participation Agreement to advance funds representing Loans and the Holders to contribute funds representing Holder Advances in accordance with the Participation Agreement, in each case in order to fund Project Costs and all requirements for such Advances have been met.

        "GAAP" shall mean United States generally accepted accounting principles (including principles of consolidation), in effect from time to time, consistently applied.

        "GOVERNMENTAL ACTION" shall mean all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Legal Requirement, and shall include all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of each Property.

        "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, county, municipal or other local governmental authority or judicial or regulatory agency, board, body, commission, instrumentality, court or quasi-governmental authority.

        "GRANTEE" shall mean the Agent.

        "GRANTOR" shall mean the Lessor.

        "HAZARDOUS ACTIVITY" shall mean any activity, process, procedure or undertaking that directly or indirectly (a) produces, generates or creates any Hazardous Substance; (b) causes or results in the Release of any Hazardous Substance into the environment (including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life); (c) involves the containment or storage of any Hazardous Substance; or (d) would be regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Law.

        "HAZARDOUS CONDITION" shall mean any condition that violates or that results in noncompliance with or a violation of any Environmental Law.

        "HAZARDOUS SUBSTANCE FACILITY" shall mean a facility used for the treatment, storage or disposal of Hazardous Substances.




                                      15.

        "HAZARDOUS SUBSTANCE" shall mean any of the following: (a) any petroleum or petroleum product, explosives, radioactive materials, asbestos, formaldehyde, polychlorinated biphenyls, lead and radon gas or (b) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant that would support the assertion of any claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

        "HOLDER" shall mean, individually and collectively, the various banks, financial institutions and institutional lenders or their investment affiliates party to the Participation Agreement from time to time as holders of Certificates.

        "HOLDER ADVANCE" shall have the meaning set forth in Section 1.2 of the Participation Agreement.

        "HOLDER COMMITMENT FEE" shall mean a fee, payable during the Construction Period, calculated by applying a rate per annum of thirty (30) basis points (0.30%) to the Aggregate Commitment Amount.

        "HOLDER COMMITMENTS" shall mean the Holders' commitments as set forth on
Schedule 1.2 to the Participation Agreement.

        "HOLDER YIELD" shall have the meaning set forth in Section 1.5(a) of the Participation Agreement.

        "IMPOSITIONS" shall mean, except to the extent described in the second paragraph of this definition and all liabilities, losses, expenses, costs, charges and Liens of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings ("TAXES"), including (a) real and personal property taxes, including personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes;
(b) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (c) excise taxes; (d) real estate transfer taxes, mortgage taxes, conveyance taxes, stamp taxes and documentary recording taxes and fees;
(e) taxes that are or are in the nature of franchise, income, value added, privilege and doing business taxes, license and registration fees; (f) assessments on any Property, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term; and (g) any tax, Lien, assessment or charge asserted, imposed or assessed by the PBGC or any governmental authority succeeding to or performing functions similar to, the PBGC, and in each case all interest, additions to tax and penalties thereon, which at any time prior to, during or with respect to the Term or in respect of any period for which the Lessee shall be obligated to pay Supplemental Rent, may be levied, assessed or imposed by any Governmental Authority upon or with respect to (i) any Property or any part thereof or interest therein; (ii) the purchase, sale, leasing, subleasing, financing, refinancing, demolition, construction, alteration, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, activity conducted on, delivery, insuring, use, operation, improvement, transfer of title, return or other disposition of any Property or any part thereof or interest therein; (iii) the Loans or the Holder Advances or any part thereof or interest therein; (iv) the rentals, receipts or earnings arising from any Property or




                                      16.

any part thereof or interest therein; (v) the Operative Agreements, the performance thereof, or any payment made or accrued pursuant thereto; (vi) the income or other proceeds received with respect to any Property or any part thereof or interest therein upon the sale or disposition thereof; (vii) any contract relating to the construction, acquisition or delivery of the Improvements or any part thereof or interest therein; or (viii) otherwise in connection with the transactions contemplated by the Operative Agreements.

        Notwithstanding the preceding paragraph, the term "IMPOSITION" shall not mean nor include nor be deemed to include the following (except to the extent that such Taxes apply in consequence of the Lease being treated other than as a loan for such Tax purposes and exceed the amount of such Taxes that would have applied if the Lease had been so treated as a loan):

               (a) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, transfer or property taxes) that are imposed on an Indemnified Person by the United States federal or any foreign government that are based on or measured by the net income (including taxes based on capital gains and minimum taxes) of such Person; provided, that this clause (a) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

               (b) Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, transfer or property taxes) that are imposed by any state or local jurisdiction or taxing authority within any state or local jurisdiction and that are franchise taxes or are based upon or measured by net income or net receipts; provided, that this clause (b) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made (anything to the contrary notwithstanding, nothing in the Operative Agreements shall be construed to impose upon Lessee any liability for Taxes imposed upon an Indemnified Person to the extent imposed with respect to any activities of such Indemnified Person other than under the transactions contemplated by the Operative Agreements);

               (c) any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 11.3(f) of the Participation Agreement;

               (d) any Taxes which are imposed on an Indemnified Person as a result of the gross negligence or willful misconduct of such Indemnified Person itself or its Affiliates (as opposed to gross negligence or willful misconduct imputed to such Indemnified Person), but not Taxes imposed as a result of ordinary negligence of such Indemnified Person and Taxes imposed as a result of any breach by an Indemnified Person or its Affiliate of any provision of the Operative Documents;

               (e) any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs after the termination of the Lease and redelivery or sale of the Properties in accordance with the terms of the Lease (but not any Tax or imposition that relates to any period prior to such termination and redelivery);

               (f) any interest, additions to tax or penalties imposed on an Indemnified Person as a result of a breach by such Indemnified Person of its obligations under Section 11.3(c)




                                      17.

of the Participation Agreement or as a result of an Indemnified Person's failure to file any return or other documents timely and as prescribed by applicable law;

               (g) any Impositions imposed upon an Indemnified Person with respect to any voluntary transfer, sale, financing or other voluntary disposition of any interest in any Property or any part thereof, or any interest therein or any interest or obligation under the Operative Agreements or from any sale, assignment, transfer or other disposition of any interest in an Indemnified Person or any Affiliate thereof (other than any transfer in connection with (i) the exercise by the Lessee of its Purchase Option or any termination option or other purchase of any Property by the Lessee, (ii) the occurrence of an Event of Default, (iii) a Casualty or Condemnation affecting any Property or any part thereof, or (iv) any sublease, modification or addition to any Property by the Lessee);

               (h) Taxes imposed on or with respect to or payable by a Tax Indemnitee that would not have been imposed but for an amendment, supplement, modification, consent or waiver to any Operative Agreement not initiated, requested or consented to by the Lessee unless such amendment, supplement, modification, consent or waiver (i) arises due to, or in connection with there having occurred, an Event of Default, or (ii) is required by the terms of the Operative Agreements or is executed in connection with any amendment to the Operative Agreements required by law;

               (i) Taxes imposed on or with respect to or payable by an Indemnified person or any Affiliate because such Indemnified Person or any Affiliate thereof is not a United States person within the meaning of Section 7701(a)(30) of the Code;

               (j) Taxes that would have been imposed in the absence of the transactions contemplated by the Operative Agreements; or

               (k) Any Tax imposed in lieu of or in substitution for any of the foregoing.

        "IMPROVEMENTS" shall mean the Buildings and all other buildings, structures, Fixtures, Equipment, and other improvements of every kind financed by the Participants and existing at any time and from time to time on or under the Land, together with any and all appurtenances to such buildings, structures or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways, and including all additions to or changes in the Improvements at any time.

        "IMPROVEMENTS INVESTMENT BALANCE" shall mean the aggregate amount of Advances made for Project Costs in respect of the Improvements, plus the interest and Holder Yield allocated to such Improvements, as allocated in relation to the values set forth in the Appraisal.

        "IN BALANCE" means that, with respect to the Budget, (a) the undisbursed portion of the Budget shall be sufficient to complete construction of each Property pursuant to the Construction Contracts prior to the Commitment Termination Date and to pay all Project Costs and (b) the undisbursed portion of each item described in the Budget, plus the reserve for that item, plus the Contingency Reserve for each Property (to the extent such reserve or Contingency Reserve has not theretofore been set aside by the Construction Agent for the payment of overruns in other




                                      18.

cost categories or change orders or amendments permitted pursuant to Section 3.2 of the Construction Agency Agreement) shall be sufficient to pay in full the costs to which each such amount in the Budget is allocated and to complete construction of each such item in accordance with the Construction Contracts.

        "INDEBTEDNESS" shall mean as to any Person, (a) all indebtedness of such Person for borrowed money; (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person; (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder; (d) all indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed; (e) all Capitalized Lease Obligations of such Person; (f) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, e.g., take-or-pay and similar obligations; (g) all obligations of such Person under Interest Rate Agreements;
(h) all Off-Balance Sheet Debt; and (i) without duplication, all Contingent Obligations of such Person, provided that Indebtedness shall not include trade payables and accrued expenses relating to employees, in each case arising in the ordinary course of business.

        "INDEMNIFIED PERSON" shall mean the Lessor, the Agent, each Lender, each Holder, the Collateral Agent, the Trustees, the Trust Company, the Deposit Taker, the Depositary Bank and their respective successors, assigns, directors, shareholders, partners, officers, employees, agents, representatives and Affiliates.

        "INSURANCE REQUIREMENTS" shall mean all terms and conditions of any insurance policy required by the Lease or the Construction Agency Agreement to be maintained by the Lessee or the Construction Agent and all requirements of the issuer of any such policy.

        "INSOLVENT" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

        "INTEREST PERIOD" shall mean, with respect to any LIBOR Loans or LIBOR Holder Advances:

               (a) the period commencing on the Advance date with respect to such LIBOR Loans or LIBOR Holder Advances and ending one (1), three (3) or six
(6) months thereafter, as selected by the Borrower in its Interest Period Selection Notice given with respect thereto; and

               (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan or LIBOR Holder Advances and ending one (1), three (3) or six (6) months thereafter, as selected by the Lessor, on behalf of the Lessee, in an Interest Period Selection Notice given to the Agent not less than three (3) Business Days prior to the last day of the then current Interest Period with respect thereto;

provided, that the foregoing provisions relating to Interest Periods are subject to the following:

               (c) if any Interest Period pertaining to a LIBOR Loan or LIBOR Holder Advances would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to




                                      19.

carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

               (d) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

               (e) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

        "INTEREST PERIOD SELECTION NOTICE" shall mean a notice duly executed by a responsible officer of the Lessee containing the information specified in the Requisition.

        "INTEREST RATE AGREEMENT" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate dollar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement designed to protect any Person against fluctuations in interest rates.

        "INVESTMENT COMPANY ACT" shall mean the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

        "LAND" shall mean the parcels of real property described on Schedule I to each Lease Supplement and all Appurtenant Rights attached thereto.

        "LAND INVESTMENT BALANCE" shall mean the aggregate amount of Advances made for Project Costs in respect of the Land, plus the interest and Holder Yield attributable to the Land as allocated in relation to the values set forth in the Appraisal.

        "LEASE" shall mean the Master Lease, dated as of March 30, 2001, between the Lessor and the Lessee, together with any Lease Supplements thereto, as amended, supplemented, modified or restated from time to time in accordance with the terms thereof or of any other Operative Agreement.

        "LEASE BALANCE" shall mean, as of any date of determination, an amount equal to the sum of the Lease Balance Debt and the Lease Balance Equity and all other amounts owing by the Lessee under the Operative Agreements (including accrued and unpaid Basic Rent, capitalized Commitment Fees, Capitalized Interest, Capitalized Holder Yield and Supplemental Rent, if any).

        "LEASE BALANCE DEBT" shall mean, as of any date of determination, an amount equal to the sum of the outstanding Loans together with all accrued and unpaid interest thereon pursuant to the Participation Agreement.

        "LEASE BALANCE EQUITY" shall mean, as of any date of determination, an amount equal to the sum of the outstanding Holder Advances together with all accrued and unpaid Holder Yield thereon pursuant to the Participation Agreement.




                                      20.

        "LEASE EVENT OF DEFAULT" shall have the meaning set forth in Section
17.1 of the Lease.

        "LEASE PAYMENT OBLIGATIONS" shall have the meaning set forth in Section
17.6 of the Lease.

        "LEASE RATE" shall mean (a) the sum of the Adjusted LIBOR plus the Applicable Margin, or (b) if, pursuant to the Participation Agreement, the Holder Advances or the Loans may not bear Holder Yield or interest, as the case may be, based upon LIBOR, then the sum of the ABR plus the Applicable Margin.

        "LEASE SUPPLEMENT" shall mean each Lease Supplement substantially in the form of Exhibit A to the Lease, together with all attachments and schedules thereto, as such Lease Supplement may be supplemented, amended or modified from time to time.

        "LEGAL REQUIREMENTS" shall mean all Federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting any Property or the demolition, construction, renovation, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to any Property or in any way limit the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101 et. seq.) and any other similar Federal, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to the Lessee affecting any Property, the Appurtenant Rights and any easements, licenses or other agreements entered into pursuant to
Section 12.2 of the Lease.

        "LENDER" shall mean, individually and collectively, the various banks, financial institutions and other institutional lenders party to the Credit Agreement from time to time.

        "LENDER COMMITMENT" shall have the meaning set forth in Section 2 of the Credit Agreement.

        "LENDER FINANCING STATEMENTS" shall mean UCC financing statements appropriately completed and executed for filing in the appropriate state and county offices in the states in which any Property is located in order to perfect a security interest in favor of the Agent in such of the Property as is personal property, as the same may be amended from time to time.

        "LESSEE" shall mean Symantec Corporation, a Delaware corporation, as lessee under the Lease.

        "LESSEE PERSONS" shall mean the Lessee, the Construction Agent, any of their Affiliates and any other Person having direct or indirect control or supervisory responsibility in respect of the construction of any Property, and all contractors and subcontractors under any Construction Contract.




                                      21.

        "LESSOR" shall mean the Trust and its successors and assigns.

        "LESSOR BASIC RENT" shall mean the Holder Yield due on the Holder Advances on any Scheduled Interest and Yield Payment Date pursuant to the Participation Agreement and the Lease.

        "LESSOR FINANCING STATEMENTS" shall mean UCC financing statements appropriately completed and executed for filing in the appropriate state and county offices in the states in which any Property is located in order to protect the Lessor's interest under the Lease to the extent the Lease is a security agreement, as the same may be supplemented, amended or modified from time to time, and as the same shall be assigned to the Agent pursuant to appropriate UCC financing statements.

        "LESSOR LIEN" shall mean any Lien, true lease or sublease or disposition of title arising as a result of (a) any claim against any Participant not resulting from the transactions contemplated by the Operative Agreements, (b) any act or omission of any Participant, which is not required by the Operative Agreements or is in violation of any of the terms of the Operative Agreements,
(c) any claim against any Participant with respect to Taxes or Transaction Expenses against which the Lessee is not required to indemnify such Participant pursuant to the Participation Agreement or (d) any claim against any Participant arising out of any transfer by such Participant of all or any portion of the interest of such Participant in any Property or the Operative Agreements other than the transfer of title to or possession of any Property by such Participant pursuant to and in accordance with the Lease or the Participation Agreement or pursuant to the exercise of the remedies set forth in Article 17 of the Lease.

        "LESSOR PARTY" shall have the meaning set forth in Section 11.1(b) of the Participation Agreement.

        "LESSOR REMARKETING FEE" means, in the event the Lessor elects to remarket any Property on behalf of the Lessee following an election by the Lessee to, or requirement by the Lessor that the Lessee shall, remarket the Property under any of Sections 16.1, 17.2 or 21.1 of the Lease or Sections 4.2(b), 5.3 or 5.5 of the Construction Agency Agreement, an amount equal to six percent (6.0%) of the projected Fair Market Value of the Property, as improved pursuant to the applicable Plans and Specifications, shown on the Appraisal delivered pursuant to Section 5.2(e) of the Participation Agreement.

        "LIBOR" shall mean with respect to an Interest Period for each LIBOR Loan or LIBOR Holder Advance, the rate per annum equal to the mid-morning average of the London Interbank Offered Rate published by the British Banker's Association (rounded upwards, if necessary, to the nearest 1/16 of 1.0%) on the day which is two (2) Business Days prior to the beginning of such Interest Period.

        "LIBOR ALTERNATIVE" shall have the meaning set forth in Section 11.4 of the Participation Agreement.

        "LIBOR HOLDER ADVANCES" shall mean the portion of the Holder Advances, the Holder Yield applicable to which is based upon LIBOR.




                                      22.

        "LIBOR LOANS" shall mean Loans the rate of interest applicable to which is based upon LIBOR.

        "LIEN" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party (excluding rights of first refusal) with respect to such securities.

        "LIMITED RECOURSE AMOUNT" shall mean, with respect to any Property on any date, the amount equal to the Lease Balance with respect to such Property on such date, less the Maximum Residual Guarantee Amount as of such date with respect to such Property.

        "LOANS" shall have the meaning set forth in Section 2 of the Credit Agreement.

        "MAJORITY SECURED PARTIES" shall mean, at any time, those Lenders whose Lender Commitments aggregate at least 51% of the Commitment Percentages of all Lenders.

        "MARKETING PERIOD" shall mean, if the Lessee has not given the Maturity Date Election Notice in accordance with Section 20.2 of the Lease and if no Renewal Term has been negotiated pursuant to Section 14.1 of the Participation Agreement, (a) the period commencing on the date which is one hundred eighty
(180) days prior to the Maturity Date and ending on the Maturity Date or (b) in connection with a remarketing of the Properties pursuant to the Construction Agency Agreement or Article XVI of the Lease, the period commencing on the date selected by the Agent and ending one hundred eighty (180) days thereafter.

        "MATERIAL ADVERSE EFFECT" shall mean (a) a materially adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of the Lessee and its Subsidiaries taken as a whole or (b) a material impairment of the ability of the Lessee to perform its obligations under any Operative Agreement to which it is or will be a party.

        "MATERIAL SUBSIDIARY" shall mean, with respect to the Lessee, any Subsidiary, as of the end of any Fiscal Quarter (a) the assets of which constituted five percent (5%) or more of the assets of the Lessee and its Subsidiaries on a consolidated basis as of the end of such Fiscal Quarter or (b) the gross revenues of which constituted five percent (5%) or more of the gross revenues of the Lessee and its Subsidiaries on a consolidated basis as of the end of such Fiscal Quarter.

        "MATURITY DATE" shall mean, with respect to the Loans and the Holder Advances, the date which is six (6) years and one hundred eighty-two (182) days after the Closing Date.

        "MATURITY DATE ELECTION NOTICE" shall have the meaning set forth in
Section 20.2 of the Lease.

        "MATURITY DATE PURCHASE OPTION" shall mean the Lessee's Purchase Option to purchase the Properties on the Maturity Date in accordance with Section 20.2 of the Lease.




                                      23.

        "MAXIMUM RESIDUAL GUARANTEE AMOUNT" for each Property shall mean an amount equal to the sum of (a) the applicable Land Investment Balance plus (b) the product of the applicable Improvements Investment Balance to the extent of Project Costs properly capitalized as "Project Costs" under GAAP incurred as of such date (after having adjusted Project Costs for any Force Majeure Costs as provided in the definition of "Force Majeure Costs," for any Rent paid on Advances made in respect of Force Majeure Costs and for the remediation of any Force Majeure Event) times the Maximum Residual Percentage.

        "MAXIMUM RESIDUAL PERCENTAGE" for each Property shall have the meaning set forth in each Lease Supplement.

        "MEMORANDUM OF LEASE" shall mean the Memoranda of Lease referenced in
Section 30.8 of the Lease.

        "MODIFICATIONS" shall have the meaning set forth in Section 11.1(a) of the Lease.

        "MORTGAGED PROPERTY" shall have the meaning set forth in Section 7.2(c) of the Lease.

        "MULTIEMPLOYER PLAN" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "NET PROCEEDS" shall mean all amounts paid in connection with any Casualty or Condemnation, and all interest earned thereon, less the expense of claiming and collecting such amounts, including all reasonable costs and expenses in connection therewith for which the Lenders or Lessor are entitled to be reimbursed pursuant to the Lease.

        "NET SALE PROCEEDS SHORTFALL" shall mean the amount by which the aggregate proceeds obtained from the sale of the Properties described in Section
21.1 of the Lease (net of all expenses of sale) are less than the Limited Recourse Amount for the Properties.

        "NEWPORT NEWS PROPERTY" shall mean the Build-to-Suit Property located in Newport News, Virginia.

        "NONRECOURSE PORTION" shall mean that portion of the Lease Balance, if any, equal to the aggregate of all Force Majeure Costs; provided, that notwithstanding anything contained in the Lease or elsewhere in the Operative Agreements, the Nonrecourse Portion shall not be a recourse obligation of the Lessee but shall be recourse only to the Properties and the other Collateral, exclusive of the Pledged Collateral.

        "NOTES" shall have the meaning set forth in Section 2.2 of the Credit Agreement.

        "OBLIGATIONS" shall mean the collective reference to (a) the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Lessor to the Lenders (including interest accruing at the then applicable rate provided in the Credit Agreement after the Maturity Date and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Lessor, whether or not a claim for post-filing or



                                      24.

post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Participation Agreement or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all reasonable fees and disbursements of counsel to the Lenders that are required to be paid by the Lessor pursuant to the terms of any Operative Agreements), (b) all amounts payable by the Lessee under any of the Operative Agreements (including indemnities) to the Agent, the Lenders and the Lessor, and (c) the unpaid Holder Advances and Holder Yield payable thereon and all other obligations and liabilities from the Lessee to the Lessor and Holders (including interest accruing at the then applicable rate provided in the Trust Agreement after the Maturity Date and interest accruing at the then applicable rate provided in the Trust Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Lessee, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Trust Agreement or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all reasonable fees and disbursements of counsel to the Lessor and Holders that are required to be paid by the Lessee pursuant to the terms of any Operative Agreements).

        "OFF-BALANCE SHEET DEBT" shall mean, for the Lessee and its Subsidiaries at any date, the maximum amount of that portion of the rental payments (including basic, supplemental and additional rent) representing payments of principal or equity contributions and not interest required to be made by the Lessee and any of its Subsidiaries under any synthetic lease or other off-balance sheet financing arrangement, including in the amount of such payments the maximum amount of all payments (including payments of termination value) representing payments of principal or equity contributions and not interest required to be made in connection with any purchase of the property or assets subject thereto by the Lessee or any of its Subsidiaries at the expiration of the term of such lease or arrangement.

        "OFFICER'S CERTIFICATE" shall mean a certificate signed by any individual holding the office of vice president or higher; provided, however, that with respect to the Trust, "Officer's Certificate" shall mean a certificate signed by a Responsible Officer of the Trustees.

        "OPERATIVE AGREEMENTS" shall mean the following:

               (a) the Assignment of Lease;

               (b) the Assignments of Purchase Agreement;

               (c) the Collateral Assignment of Option;

               (d) the Consent to Contract Assignment;

               (e) the Consent to Lease Assignment;

               (f) the Construction Agency Agreement;




                                      25.

               (g) the Construction Contracts;

               (h) the Contract Assignment;

               (i) the Credit Agreement;

               (j) the Deeds;

               (k) the Deeds of Trust;

               (l) the Holder Certificates;

               (m) the Lease, each Lease Supplement and each Memorandum of
                   Lease;

               (n) the Notes;

               (o) the Participation Agreement;

               (p) the Pledge Agreement.

               (q) the Property Purchase Agreements;

               (r) the Requisitions;

               (s) the Trust Agreement; and

               (t) the UCC Financing Statements.

        "OVERDUE RATE" shall mean two percent (2.0%) in excess of the interest rate or Lease Rate then in effect, or, if less, the maximum amount permitted to be charged under applicable law.

        "PARTICIPANTS" shall mean, collectively, the Agent, each Lender, each Holder, the Lessor and their successors and assigns.

        "PARTICIPATION AGREEMENT" shall mean the Participation Agreement, dated as of March 30, 2001, among the Lessee, the Construction Agent, the Trust, Wilmington Trust Company, the Holders, the Lenders, Fuji Bank, Limited, as documentation agent, KeyBank National Association, as syndication agent, and the Agent, as it may be amended, supplemented, modified or restated from time to time in accordance with the terms thereof or of any other Operative Agreement.

        "PAYMENT DATE" shall mean each Specified Interest Payment Date and any other date on which a payment is otherwise due under the terms of the Participation Agreement.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.




                                      26.

        "PERMITTED EXCEPTIONS" shall mean all (a) non-monetary encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title (including matters shown on the survey of each Property referred to in Section 5.2 of the Participation Agreement), (b) encumbrances otherwise permitted pursuant to the terms of the Operative Agreements, including Section 12.2 of the Lease, and (c) Liens for taxes that are either not yet due and payable or are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves have been set aside, (d) Liens arising by operation of law, materialmen's, mechanics', workers', repairmen's, employees', carriers', warehousemen's and other like Liens relating to any Improvements or arising in the ordinary course of business for amounts that either are not more than sixty (60) days past due or are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves have been set aside, (e) Liens of the types referred to in clause (d) that have been bonded for not less than the full amount in dispute (or as to which other security arrangements reasonably satisfactory to the Agent have been made), which bonding (or arrangements) shall comply with all Legal Requirements, and has effectively stayed any execution and enforcement of such Liens, and (f) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been set aside, so long as such proceedings have the effect of staying the execution of such judgments or awards; in each case of clauses (a) through (f), other than Liens which, in the reasonable assessment of the Lessor, materially impair the use of any Property for its intended purpose.

        "PERMITTED LEASE INVESTMENT BALANCE" shall mean, as of any date of determination, the difference between (a) the Lease Balance and (b) (i) to the extent funded by the Participants under the Construction Agency Agreement and the Participation Agreement, the sum of all Force Majeure Costs, plus (ii) to the extent not so funded, the sum of all Force Majeure Costs, as determined pursuant to an Appraisal by an appraiser acceptable to the Agent. Such Appraisal shall show the diminution in the Fair Market Sales Value of the affected Property resulting from the Force Majeure Event giving rise to such Force Majeure Costs; provided, that such diminution shall not exceed the cost to repair any damage to the affected portion of such Property resulting from such Force Majeure Event.

        "PERMITTED PARCEL" shall mean any commercial property approved by Agent in its sole discretion and in any event shall include the Springfield Property and the Newport News Property.

        "PERSON" shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental authority or any other entity.

        "PLAN" shall mean an Employee Benefit Plan.

        "PLANS AND SPECIFICATIONS" shall mean the plans and specifications for the Improvements to be constructed on each Property, as such Plans and Specifications may be amended, modified or supplemented from time to time in accordance with the terms of the Operative Agreements.




                                      27.

         "PLEDGE AGREEMENT" shall mean the Pledge and Security Agreement, dated as of the March 30, 2001, between the Lessee and the Collateral Agent as such Pledge Agreement may be amended, supplemented, modified or restated from time to time in accordance with the terms of the Operative Agreements.

        "PLEDGED CDS" shall have the meaning set forth in Section 1.2.25 of the Pledge Agreement.

        "PLEDGED COLLATERAL" shall have the meaning set forth in Section 2.1 of the Pledge Agreement.

        "POST-CONSTRUCTION TERM COMMENCEMENT DATE" shall mean, regarding each Build-to-Suit Property, its Completion Date.

        "PROJECT COSTS" shall mean, individually with respect to each Property and collectively with respect to all Properties, as the context shall require, all costs and expenses incurred by the Construction Agent or Lessor or otherwise expended prior to the Completion Date in connection with the acquisition and development of the Land and the design and construction of the Buildings and any other Improvements, including Property Acquisition Costs, all professional fees and other soft costs incurred in connection therewith, Transaction Expenses and other pre-closing and closing costs incurred by Construction Agent or Lessor in connection with the transactions contemplated by the Operative Agreements and Capitalized Interest and Capitalized Holder Yield during the Construction Period, as the same are reflected in the Budget prepared in accordance with the Construction Agency Agreement.

        "PROJECTED COMPLETION VALUE" shall mean the estimated value of any Improvements assuming such Improvements are completed in accordance with the Plans and Specifications, as established by an Appraisal.

        "PROPERTY" or "PROPERTIES" shall mean, with respect to each individual Permitted Parcel that is acquired, improved, and/or developed pursuant to the terms of the Operative Agreements, the Lessor's fee interest in the Land and all of the Improvements at any time located thereon or thereunder and collectively, all such Permitted Parcels, as the context shall require.

        "PROPERTY ACQUISITION COST" shall mean the cost to the Lessor to acquire the Land and the Improvements and other costs incurred in connection therewith, including all professional fees and permitting, survey, title and other similar costs.

        "PROPERTY CLOSING DATE" shall mean, as to any Permitted Parcel, the date on which the Lessor purchases such Permitted Parcel and all of the conditions precedent set forth in Section 5.2 of the Participation Agreement are satisfied.

        "PROPERTY PURCHASE AGREEMENT" shall mean (a) with respect to the Springfield Property, the Purchase Agreement dated as of January 12, 2001 by and between Sony Music Entertainment Inc. and the Lessee, as amended by that certain First Amendment to Purchase Agreement dated as of March 30, 2001 and (b) with respect to any other Property or Properties, any other property purchase agreement involving any Permitted Parcel.




                                      28.

        "PURCHASE NOTICE" shall have the meaning set forth in Section 20.1 of the Lease.

        "PURCHASE OPTION" shall have the meaning set forth in Section 20.1 of the Lease.

        "PURCHASE OPTION PRICE" shall have the meaning set forth in Section 20.1 of the Lease.

        "RELEASE" shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance.

        "RENEWAL TERM" shall mean any renewal term extended in accordance with the terms of Section 14.1 of the Participation Agreement.

        "RENT" shall mean, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

        "REPORTABLE EVENT" shall mean a "reportable event" described in Section 4043(b) of ERISA as to which the thirty (30) day notice period has not been waived.

        "REQUIRED HOLDERS" shall have the meaning set forth in Section 1.1 of the Trust Agreement.

        "REQUIREMENT OF LAW" shall mean, as to any Person, the certificate or articles of incorporation, bylaws, articles of association or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "REQUISITION" shall have the meaning set forth in Section 4.2 of the Participation Agreement.

        "RESPONSIBLE OFFICER" shall mean, with respect to the Trustees, any officer within the Corporate Trust Administration office of the Trustees with direct responsibility for the administration of the Trust and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of, and familiarity with, the particular subject.

        "SCHEDULED INTEREST AND YIELD PAYMENT DATE" shall mean (a) as to any ABR Loan or ABR Holder Advances, the last day of each month to occur while such Loans or Holder Advances are outstanding and the Maturity Date, and (b) as to any LIBOR Loan or LIBOR Holder Advances, the last day of each Interest Period and the Maturity Date.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

        "SECURITY DOCUMENTS" shall mean the collective reference to the Lease, the Pledge Agreement, the Deeds of Trust, the Assignment of Lease, and all other security documents




                                      29.

hereafter delivered to the Lessor or Agent granting a Lien on any asset or assets of any Person to secure the Obligations of the Lessee or Lessor or to secure any guarantee of any such obligations and liabilities.

        "SIGNIFICANT CASUALTY" shall mean a Casualty that in the reasonable, good faith judgment of the Agent either (a) renders any Property unsuitable for continued use as a commercial property of the type of such Property immediately prior to such Casualty, or (b) is so substantial in nature that restoration of such Property to substantially its condition as existed immediately prior to such Casualty would be impracticable or impossible.

        "SIGNIFICANT CONDEMNATION" shall mean a Condemnation that in the reasonable, good faith judgment of the Agent either (a) renders any Property unsuitable for continued use as commercial property of the type of such Property immediately prior to such Condemnation, or (b) is such that restoration of such Property to substantially its condition as existed immediately prior to such Condemnation would be impracticable or impossible.

        "SIGNIFICANT EVENT" shall mean (a) a Significant Casualty, (b) a Significant Condemnation, (c) an event where the restoration of any Property subject to a Casualty or Condemnation shall not be completed prior to the earlier of (i) the 180th day prior to the Expiration Date or (ii) twelve (12) months following the occurrence of such Casualty or Condemnation, or (d) the occurrence of an Environmental Violation where the costs to clean up or remediate the same are reasonably estimated by the Lessee to exceed $3,000,000.

        "SINGLE EMPLOYER PLAN" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

        "SPECIFIED INTEREST PAYMENT DATE" shall mean (a) any Scheduled Interest and Yield Payment Date, and (b) any date on which interest is payable pursuant to Section 2.7(d) of the Credit Agreement and Section 1.5(c) of the Participation Agreement in connection with any prepayment of the Loans or Holder Advances.

        "SPRINGFIELD PROPERTY" shall mean the Build-to-Suit Property located in Springfield, Oregon.

        "SUBJECT CONTRACTS" shall have the meaning set forth in Section 7.2(c) of the Lease.

        "SUBJECT LEASES" shall have the meaning set forth in Section 7.2(c) of the Lease.

        "SUBSIDIARY" shall mean, with respect to any Person (herein referred to as the "PARENT"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than fifty percent (50.0%) of the equity or more than fifty percent (50.0%) of the ordinary voting power or more than fifty percent (50.0%) of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.




                                      30.

        "SUPPLEMENTAL RENT" shall mean all amounts, liabilities and obligations (other than Basic Rent) which Lessee assumes or agrees to pay to the Lessor or any other Lease or under any of the other Operative Agreements.

        "TANGIBLE NET WORTH" shall mean, as determined at any time for Lessee and its Subsidiaries on a consolidated basis in accordance with GAAP, the gross book value of the assets of the Lessee (exclusive of goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred income taxes, deferred charges and other like intangibles) less (a) reserves applicable thereto and (b) all liabilities (including accrued and deferred income taxes and subordinated liabilities).

        "TAXES" shall have the meaning set forth in the definition of "IMPOSITIONS."

        "TERM" shall mean the period commencing on the Closing Date and ending on the date which is six (6) years and one hundred eighty-two (182) days after the Closing Date.

        "TERM COMMENCEMENT DATE" shall have the meaning set forth in Section 2.2 of the Lease.

        "TERMINATION DATE" shall have the meaning set forth in Section 16.2(a) of the Lease.

        "TERMINATION NOTICE" shall have the meaning set forth in Section 16.1(a) of the Lease.

        "TITLE COMPANY" shall mean (a) with respect to the Springfield Property, Western Pioneer Title Company and (b) with respect to any other Property or Properties, such other title insurance company reasonably acceptable to the Agent.

        "TOTAL CONDEMNATION" shall mean a Condemnation that involves a taking of the Lessor's entire title to any Property.

        "TRANSACTION EXPENSES" shall mean:

               (a) the reasonable out-of-pocket expenses, disbursements or costs of the Agent, the Trustees and the Lessor incurred in connection with the consummation of the transactions contemplated by the Operative Agreements, including all reasonable fees, expenses and disbursements of such parties' legal counsel;

               (b) any and all Taxes and fees incurred in recording or filing any Operative Agreement or any other transaction document, any deed, declaration, deed of trust, security agreement, notice or financing statement with any public office, registry or governmental agency in connection with the transactions contemplated by the Operative Agreements;

               (c) any real estate brokers' fees and any and all stamp, transfer and other similar taxes, fees and excises, if any, including any interest and penalties, which are payable in connection with the acquisition of any Property;




                                      31.

               (d) all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under the Operative Agreements, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Agent, the Lessor and each Participant;

               (e) all reasonable out-of-pocket costs and expenses incurred in connection with any amendment, supplement or modification to the Operative Agreements requested by the Lessee and any other documents prepared in connection therewith, and the consummation and administration of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent, the Lessor and each Participant; and

               (f) all reasonable out-of-pocket costs and expenses incurred by the Agent, the Lessor and each Participant, in connection with any purchase of any Property by the Lessee or sale of the Properties to any third party pursuant to the Lease.

        "TRANSACTIONS" shall have the meaning set forth in Section 6.3(d) of the Participation Agreement.

        "TRUST" shall mean The Symantec 2001 Trust, a Delaware statutory business trust.

        "TRUST AGREEMENT" shall mean the Trust Agreement, dated as of March 30, 2001, among the Holders and Wilmington Trust Company, as it may be amended, supplemented, modified or restated from time to time in accordance with the terms thereof or of any other Operative Agreement.

        "TRUSTEES" shall have the meaning set forth in the Trust Agreement.

        "TRUST ESTATE" shall have the meaning set forth in Section 4.1(b) of the Trust Agreement.

        "TRUST COMPANY" or "TRUST COMPANIES" shall mean, individually and collectively, Wilmington Trust Company and any co-trustee of the Trust serving as such for purposes of the law of the jurisdiction in which any Property is located, or any successor or substitute trustee per the terms of the Trust Agreement (including Wilmington Trust FSB), who, in the case of an institutional trustee, is a Person incorporated in the United States not meeting the conditions for financial statement consolidation pursuant to the FASB Emerging Issues Task Force Issue No. 90-15 or any related pronouncement, directive, issue or rule of any accounting or financial reporting authority.

        "UCC FINANCING STATEMENTS" shall mean collectively the Lender Financing Statements and the Lessor Financing Statements.

        "UNANIMOUS VOTE MATTERS" shall have the meaning set forth in Section
13.4 of the Participation Agreement.

        "UNIFORM COMMERCIAL CODE" and "UCC" shall mean the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.




                                      32.

        "VALUE" shall have the meaning set forth in Section 1.2.33 of the Pledge Agreement.

        "WILMINGTON TRUST COMPANY" shall mean Wilmington Trust Company, a banking corporation organized under the laws of the State of Delaware and the initial Trustee.

        "WILMINGTON TRUST FSB" shall mean Wilmington Trust FSB, a federal savings bank.

        "YIELD RATE" shall mean the Adjusted LIBOR or the ABR, as applicable, plus the Applicable Margin.




                                      33.